EXHIBIT 99.1

Havertys Reports Operating Results for Fourth Quarter 2024

ATLANTA, GA / ACCESSWIRE / February 24, 2025 / HAVERTYS (NYSE: HVT) and (NYSE: HVT.A), today reported its operating results for the fourth quarter ended December 31, 2024.

Fourth quarter 2024 versus fourth quarter 2023:

•	Diluted earnings per common share (“EPS”) of $0.49 versus $0.90.
•	Consolidated sales decreased 12.5% to $184.4 million. Comparable store sales decreased 13.7%.
•	Gross profit margin of 61.9% versus 62.4%.

FY 2024 versus FY 2023:

•	Diluted earnings per common share (“EPS”) of $1.19 versus $3.36.
•	Consolidated sales decreased 16.1% to $722.9 million. Comparable store sales decreased 16.7%.
•	Gross profit margin was 60.7% for 2024 and 2023
•	Pre-tax income of $26.2 million versus $72.7 million.

Steven G. Burdette, President and CEO, said, "Our team remained disciplined in managing our operations and executing our growth strategies, even amidst the housing slowdown. We achieved our goal of opening five net new stores in 2024, with a notable return to the Houston, TX market after approximately 40 years, where we now have two stores.

In 2024, we returned $25.5 million of capital to our shareholders. We purchased $5.0 million in common shares and paid quarterly dividends of $20.5 million, marking another year of annual dividend payouts. Our prudent capital management underscores our dedication to delivering value to our shareholders.

As we celebrate our 140th year, we remain focused on our strategies for store growth, merchandising, and marketing, which are key to Havertys' long-term success. Our strong balance sheet and financial stability provide a solid foundation for continued growth investment, positioning us to benefit when the economic cycle improves."

NEWS RELEASE – February 24, 2025

Fourth Quarter ended December 31, 2024 Compared to Same Period of 2023
•	Total sales down 12.5%, comp-store sales down 13.7% for the quarter. Total written sales were down 6.7% and written comp-store sales declined 8.7% for the quarter.
•	Design consultants accounted for 31.8% of written business in 2024 and 29.2% in 2023.
•
Gross profit margins decreased 50 basis points to 61.9% in 2024 from 62.4% in 2023. In 2024, the positive impact generated by the change is LIFO reserve was $0.9 million compared to $2.8 million in 2023.

•	SG&A expenses were 57.4% of sales versus 54.4% and decreased $8.9 million. The primary drivers of this change are:
•	decrease of $4.3 million in selling expenses due to lower commissioned-based compensation and third-party credit costs.
•	decrease in warehouse, transportation, and delivery costs of $3.3 million primarily from reduced labor and fuel costs.
•	decrease of $1.7 million in administrative expenses due to lower incentive and stock based compensation costs.
•	increase of $1.1 million in occupancy expenses primarily due to depreciation expense.

Balance Sheet and Cash Flow

•	Cash, cash equivalents, and restricted cash equivalents at December 31, 2024 are $126.3 million.
•
Generated $58.9 million in cash from operating activities primarily from earnings and  changes in working capital, including a $10.5 million decrease in inventories, a $4.9 million increase in customer deposits, a $7.1 million decrease in other assets and liabilities and $11.4 million decrease in accrued liabilities and vendor repayments.

•	Invested $32.1 million in capital expenditures.
•	Purchased 214,500 shares of common stock for $5.0 million.
•	Paid $20.5 million in quarterly cash dividends in 2024.
•	No debt outstanding at December 31, 2024 and credit availability of $80.0 million.

Expectations and Other
•
We expect gross profit margins for 2025 will be between 60.0% to 60.5%. Gross profit margins fluctuate quarter to quarter in relation to our promotional cadence. Our estimated gross profit margins for 2025 are based on anticipated product and freight costs and the marginal impact on our LIFO reserve as compared to the prior years.

•
Fixed and discretionary expenses within SG&A for the full year of 2025 are expected to be in the $291.0 to $293.0 million range. The increases over 2024 are primarily from costs associated with our store growth and inflation. Variable SG&A expenses for the full year of 2025 are anticipated to be in the 19.0% to 19.3% range. Variable expense increases over 2025 are primarily inflationary driven.

•	Our effective tax rate for 2025 is expected to be 26.5% excluding the impact of discrete items and any new tax legislation.
•	Planned capital expenditures are approximately $27.1 million in 2025.

NEWS RELEASE – February 24, 2025

Key Results
(amounts in millions, except per share amounts)

Results of Operations
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Sales	$184.4	$210.7	$722.9	$862.1
Gross Profit	114.2	131.4	439.1	523.1
Gross profit as a % of sales	61.9%	62.4%	60.7%	60.7%

SGA
Variable	34.8	42.3	139.8	170.5
Fixed	71.0	72.4	279.4	285.3
Total	105.8	114.7	419.2	455.8
SGA as a % of sales
Variable	18.9%	20.0%	19.4%	19.8%
Fixed	38.5%	34.4%	38.6%	33.1%
Total	57.4%	54.4%	58.0%	52.9%

Pre-tax income	9.6	18.5	26.2	72.7
Pre-tax income as a % of sales	5.2%	8.8%	3.6%	8.4%
Net income	8.2	15.0	20.0	56.3
Net income as a % of sales	4.4%	7.1%	2.8%	6.5%

Diluted earnings per share (“EPS”)	$0.49	$0.90	$1.19	$3.36

Other Financial and Operations Data

	Twelve Months Ended December 31,
	2024	2023
EBITDA (in millions)(1)	$41.7	$85.8
Sales per square foot	$164	$197
Average ticket	$3,371	$3,278

Liquidity Measures

	Twelve Months Ended December 31,			Twelve Months Ended December 31,
Free Cash Flow	2024	2023	Cash Returns to Shareholders	2024	2023
Operating cash flow	$58.9	$97.2	Share repurchases	$5.0	$6.9
			Dividends	20.5	19.1
Capital expenditures	(32.1)	(53.1)	Special Dividends	0.0	16.1
Free cash flow	$26.8	$44.1	Cash return to shareholders	$25.5	$42.1

(1)	See the reconciliation of the non-GAAP metrics at the end of the release.

NEWS RELEASE – February 24, 2025

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share data)	2024	2023	2024	2023

Net sales	$184,353	$210,744	$722,899	$862,133
Cost of goods sold	70,196	79,330	283,821	339,041
Gross profit	114,157	131,414	439,078	523,092

Expenses:
Selling, general and administrative	105,826	114,706	419,221	455,812
Other expense (income), net	200	13	(214)	77
Total expenses	106,026	114,719	419,007	455,889

Income before interest and income taxes	8,131	16,695	20,071	67,203
Interest income, net	1,501	1,807	6,082	5,508

Income before income taxes	9,632	18,502	26,153	72,711
Income tax expense	1,437	3,501	6,197	16,392
Net income	$8,195	$15,001	$19,956	$56,319

Basic earnings per share:
Common Stock	$0.50	$0.93	$1.23	$3.48
Class A Common Stock	$0.48	$0.88	$1.15	$3.29

Diluted earnings per share:
Common Stock	$0.49	$0.90	$1.19	$3.36
Class A Common Stock	$0.47	$0.89	$1.15	$3.25

Cash dividends per share:
Common Stock	$0.32	$1.30	$1.26	$2.18
Class A Common Stock	$0.30	$1.23	$1.18	$2.05

NEWS RELEASE – February 24, 2025

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	December 31, 2024	December 31, 2023

Assets
Current assets
Cash and cash equivalents	$120,034	$120,635
Restricted cash and cash equivalents	6,280	7,142
Inventories	83,419	93,956
Prepaid expenses	14,576	17,067
Other current assets	14,587	12,793
Total current assets	238,896	251,593
Property and equipment, net	182,622	171,588
Right-of-use lease assets	194,411	202,306
Deferred income taxes	17,075	15,641
Other assets	15,743	13,005
Total assets	$648,747	$654,133
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$14,914	$18,781
Customer deposits	40,733	35,837
Accrued liabilities	39,635	46,289
Current lease liabilities	36,283	37,357
Total current liabilities	131,565	138,264
Noncurrent lease liabilities	182,096	180,397
Other liabilities	27,525	27,106
Total liabilities	341,186	345,767
Stockholders’ equity	307,561	308,366
Total liabilities and stockholders’ equity	$648,747	$654,133

NEWS RELEASE – February 24, 2025

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)	Twelve Months Ended December 31,
	2024	2023
Cash Flows from Operating Activities:
Net income	$19,956	$56,319
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,611	18,603
Stock-based compensation	6,742	8,010
Deferred income taxes	(1,472)	(1,171)
Net gain on sale of land, property, and equipment	(153)	71
Other	1,123	1,160
Changes in operating assets and liabilities:
Inventories	10,537	24,377
Customer deposits	4,896	(12,132)
Other assets and liabilities	7,051	8,643
Accounts payable and accrued liabilities	(11,382)	(6,677)
Net cash provided by operating activities	58,909	97,203

Cash Flows from Investing Activities:
Capital expenditures	(32,092)	(53,115)
Proceeds from sale of land, property and equipment	461	53
Net cash used in investing activities	(31,631)	(53,062)

Cash Flows from Financing Activities:
Dividends paid	(20,468)	(35,240)
Common stock repurchased	(4,991)	(6,895)
Other	(3,282)	(4,159)
Net cash used in financing activities	(28,741)	(46,294)

Change in cash, cash equivalents and restricted cash equivalents during the period	(1,463)	(2,153)
Cash, cash equivalents and restricted cash equivalents at beginning of period	127,777	129,930
Cash, cash equivalents and restricted cash equivalents at end of period	$126,314	$127,777

NEWS RELEASE – February 24, 2025

GAAP to Non-GAAP Reconciliation
We report our financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that EBITDA is a meaningful measure to share with investors.

Reconciliation of GAAP measures to EBITDA
	Twelve Months Ended December 31,
(in thousands)	2024	2023
Income before income taxes, as reported	$26,153	$72,710
Interest income, net	(6,082)	(5,508)
Depreciation	21,611	18,603
EBITDA	$41,682	$85,805

Comparable Store Sales
Comparable-store or “comp-store” sales is a measure which indicates the performance of our existing stores and website by comparing the sales growth for stores and online for a particular month over the corresponding month in the prior year. Stores are considered non-comparable if they were not open during the corresponding month or if the selling square footage has been changed significantly.

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information
The company invites interested parties to listen to the live webcast of the conference call on February 25, 2025 at 10:00 a.m. ET at its website, ir.havertys.com. If you cannot listen live, a replay will be available on the day of the conference call at the website at approximately 12:00 p.m. ET.

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 130 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

NEWS RELEASE – February 24, 2025

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the execution and effect of our initiatives, our expectations for selling square footage and capital expenditures for 2025, and our liquidity position to continue to fund our growth plans.

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements, and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: the state of the economy; state of the residential construction and housing markets; the consumer spending environment for big ticket items; effects of competition; management of relationships with our associates, potential associates, suppliers and vendors; public health issues (including pandemics and quarantines, related shut-downs and other governmental orders, as well as subsequent re-openings); new regulations or taxation plans, as well as other risks and uncertainties discussed in our Annual Report on Form 10-K for 2023 and from time to time in our subsequent filings with the Securities and Exchange Commission (SEC).

Forward-looking statements describe our expectations only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the SEC.

Contact:
Havertys 404-443-2900
Tiffany Hinkle
AVP, Financial Reporting

SOURCE:  Havertys